As filed with the Securities and Exchange Commission on June 23, 2005
Registration Number 333-124600

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROAMING MESSENGER, INC.
(Name of Small Business Issuer in its Charter)

Nevada	7372	30-0050402
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

50 Castilian Dr. Suite A, Santa Barbara
California 93117
(805) 683-7626
(Address and telephone number of principal executive offices)

Jonathan Lei
President
Roaming Messenger, Inc.
50 Castilian Dr. Suite A, Santa Barbara
California 93117
(805) 683-7626
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.0001 par value per share (2)	5,000,000	$0.18	$900,000.00	$106
Common Stock, $.0001 par value per share(3)	31,250,000	$0.18	$5,625,000.00	$662
Total	36,250,000		$6,525,000.00	$768	(4)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of April 27, 2005 was $0.18 per share.

(2)	Represents shares issued pursuant to the Securities Purchase Agreement.
(3)	Represents shares underlying the Periodic Equity Investment Agreement.
(4)	Fee previously paid.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated June 23, 2005

ROAMING MESSENGER, INC.

36,250,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder of up to 36,250,000 shares of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Periodic Equity Investment Agreement with Wings Fund, Inc. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "RMSG.OB."

On June 20, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.17 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page of this prospectus to read about factors you should consider before buying shares of our common stock.

Wings Fund, Inc. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Periodic Equity Investment Agreement. Wings Fund, Inc. will pay a net purchase price of 60% of our market price as calculated in the Periodic Equity Investment Agreement.

With the exception of Wings Fund, Inc., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Roaming Messenger, Inc. with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2005

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Roaming Messenger, Inc. is referred to throughout this prospectus as "Roaming Messenger," "we" or "us."

General

We are a software company and have developed a proprietary mobile data platform for the transmission of real-time data communication between business applications and end-user wired and wireless devices. This platform, known as the Roaming Messenger Platform, may be used in a wide variety of applications such as the issuance of alerts by emergency response services and the Department of Homeland Security. Other applications include resource scheduling, interactive two-way messaging in communication systems employed by businesses and workflow process automation in logistics systems.

Roaming Messenger employs a unique technology that encapsulates BOTH data AND business logic into smart software messengers. These messengers have the ability to travel automatically among user devices, track down users, deliver interactive content, and bring decisions and data back to business applications in real-time.

We have recently rolled out an improved version of the Roaming Messenger Platform which is being offered as a standalone server product or a hosted service. It can be integrated into existing or new business system and is distributed primarily via a value-added-reseller (“VAR”) or private labeled model where it is an add-on to existing solutions.

For the year ended June 30, 2004, we generated revenues of $953,777 and incurred a consolidated net loss of $1,035,945. For the nine-month period ending March 31, 2005, we generated revenue of $912,857 and incurred a consolidated net loss of $1,716,516. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated September 10, 2004, have expressed substantial doubt about our ability to continue as a going concern.

We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry. However, in the future, we believe that a large majority of our revenues will come from the sale of our Roaming Messenger technology.

On March 28, 2005, we entered into a Periodic Investment Agreement with Wings Fund, Inc. pursuant to which that entity purchased 5,000,000 shares of our common stock for a total purchase price of $500,000 and agreed to purchase up to an additional $3,000,000 worth of our common stock at our discretion in twelve monthly increments of up to $250,000 after the effective date of the registration statement of which this prospectus is a part. Wings will make these purchases at a 40% discount to the volume weighted average price of our common stock over the 20 trading days preceding each monthly purchase. As a result of this variable price feature, our shareholders may be subject to significant dilution and the prospect that Wings, which may own 20% or more of our common stock upon completion of the purchases, may attempt to control us. The agreement also contains a provision that limits Wings’ stockownership to 4.99%. Although Wings may waive this provision, there is no assurance that it will. Therefore, there can be no assurance that it will invest the entire $3,000,000. If we do not receive these funds, we will likely be required to curtail our research and development plans.

Our principal executive office is located at 50 Castilian Drive, Suite A, Santa Barbara, California 93117 and our telephone number is (805) 683-7626.

This Offering

Shares offered by Selling Stockholders
Up to 36,250,000 shares, based on current market prices. This number represents approximately 20% of our current outstanding stock and includes 5,000,000 shares of common stock issued pursuant to the Securities Purchase Agreement and up to 31,250,000 shares of common stock to be issued under the Periodic Equity Investment Agreement.

Common Stock to be outstanding after the offering	216,586,204*

Use of Proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will receive proceeds from the sale of our common stock pursuant to the Periodic Equity Investment Agreement. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page

OTC Bulletin Board Trading Symbol	RMSG.OB

* The above information regarding common stock to be outstanding after the offering is based on 180,336,204 shares of common stock outstanding as of June 20, 2005.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a history of losses, expect continuing losses and may never achieve profitability

For the years ended June 30, 2004 and 2003, we generated revenues of $953,777 and $899,732 respectively and incurred consolidated net losses of $1,035,945 and $424,047 respectively. For the three-month period ending December 31, 2004, we generated revenue of $307,228 and incurred a consolidated net loss of $562,186. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.

Our auditors have included a going concern qualification in their opinion

Our auditors have qualified their opinion to our financial statements because of concerns about our ability to continue as a going concern.  These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business.  If we are unable to continue as a going concern, you could lose your entire investment in us.

We may need to raise additional capital

We have entered into a Periodic Equity Investment Agreement that provides for the investment by Wings Fund, Inc. of up to $3,000,000 in our common stock in twelve monthly increments after the effectiveness of the registration of which this prospectus is a part. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that agreement and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to successfully develop and commercialize our Roaming Messenger Technology

While we have released a new version of the Roaming Messenger Platform, it has not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to modify the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the Roaming Messenger technology.

Our revenues are dependent upon acceptance of our products by third party licensors

Our sales and distribution model is based on sales to end-users through distributors. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from licensing and service fees for our products through our distribution partners. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay the licensing and service fees for our products. In the event that we are not able to significantly increase the number of customers that license our products, or if we are unable to charge the necessary license fees, our financial condition and results of operations will be materially and adversely affected.

Our success is dependent upon increasing acceptance of wireless access to the Internet in the United States.

Our services are primarily wireless web based. Therefore, our success is linked directly to the extent to which users of the Internet in the United States accept wireless web based technology as a viable means of communication and increase their use and reliance upon wireless access to the Internet. Currently, wireless web based technology has limited application and the demand for wireless access is minimal, and if such demand does not increase, or, if such demand increases at a pace slower than projected, then our financial condition and results of operations will be materially and adversely affected.

We do not maintain theft or casualty insurance, and only maintain modest liability and property insurance coverage and therefore we could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage, along with workmen's compensation and related insurance. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such insured loss or liability could have a material adverse affect on our results of operations.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Mr. Jonathan Lei who has been critical to the development of our technologies and business. The loss of the services of Mr. Lei could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Lei. Accordingly, there can be no assurance that he will remain associated with us. The efforts of Mr. Lei will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Lei, or any other key employees, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We have not yet been granted patents for our technology and we cannot assure you that any of our currently pending or future patent applications will result in issued patents, or that any patents issued to us will not be challenged, invalidated or held unenforceable. We cannot guarantee you that we will be successful in defending challenges made in connection with our patent applications. We rely on trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us.

We cannot guarantee you that any patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We have applied for certain patents relating to our technology. However, these patents may not be issued, or if issued, may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any, that will be provided by our patents, if issued. if we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Any patents which are issued may not contain claims that will permit us to stop competitors from using similar technology.

We are subject to competition from other companies, some of which have greater financial resources, brand recognition, management experience than we do.

The mobile data technology industry is characterized by intense competition. We will be subject to competition from other companies, many of which have greater financial resources, greater name recognition, more management experience, and longer operating histories than we have. There is no assurance that we will be able to compete successfully or profitably in the mobile data technology business.

We may not be able to respond to the rapid technological change of the mobile data industry.

Mobile data is a rapidly evolving technology. Our future success is dependent upon our ability to adapt rapidly to changes in mobile data technology. To do so, we must continually improve the performance, features and reliability of our technology and products. If we fail to maintain a competitive level of technological expertise, it would have a material adverse effect on our business, results of operations, and financial condition. In addition, the widespread adoption of new mobile data technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could have a material adverse effect on our business, results of operations, and financial condition.

We may be subject to Internet regulation.

Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet, or to mobile data technology, could materially adversely affect our business and results of operations.

We are reliant upon third parties to assist in the operation and maintenance of our network infrastructure.

We rely on third parties to assist in operating and maintaining our network infrastructure. If these systems fail, user traffic could be disrupted or delayed, which could impair our business and damage our reputation. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and cause interruptions in our services. Computer viruses, electronic break-ins or other similar disruptive problems could result in reductions or termination of our services by our customers or otherwise adversely affect our business. We do not have any backup systems or a formal disaster recovery plan. Our Web site must be able to accommodate a high volume of traffic and deliver frequently updated information.

We are dependent upon the operations of the Internet and our Web site for our business.

Since ours is a web based service, our customers depend on Internet service providers, online service providers and other Web site operators for access to our Web site. If our Web site experiences slower response times or decreased traffic for a variety of reasons, it could have an adverse affect on our business and results of operations especially as compared to other services that rely on other communication media as well. Any outages, delays or other Internet difficulties due to system failures unrelated to our systems could have an adverse affect on our business and reputation. The Internet network infrastructure may not be able to support continued growth, which could adversely affect our business.

We may be subject to claims of creditors of our former subsidiary.

In the first quarter of 2003, we conveyed to a third party our entire ownership in our former operating subsidiary, Latinocare Management Corporation, a California corporation. Prior thereto, our former subsidiary incurred a number of financial obligations, many of which are still outstanding. In the event that creditors' claims against our former subsidiary are deemed to be our obligations, we would be adversely affected and might not have sufficient financial resources to continue our operations.

Unknown software defects could disrupt our services and harm our business and reputation.

Our software products are inherently complex. Additionally, our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects or errors in translation, particularly when first introduced or when new versions are released or localized for international markets. We may not discover software defects in our products or that affect new or current services or enhancements until after they are deployed. Despite testing, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources.

If our system security is breached, our reputation could suffer and our revenues could decline.

A fundamental requirement for online communications is the secure transmission of confidential information over public networks. As a young company, we have limited experience protecting ourselves against security breaches and may be more vulnerable in that respect than other more mature entities. Therefore, third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers’ confidential information, including customers’ profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our ability to market and sell our services. We rely on encryption technology licensed from third parties. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may make it difficult to retain and attract customers and cause us to spend additional resources that could cause our operating results to decline.

Risks relating to our current Periodic Equity Investment Agreement:

There are a large number of shares underlying our periodic equity investment agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

The issuance and sale of shares upon delivery of an advance by Wings Fund, Inc. pursuant to the Periodic Equity Investment Agreement in the amount up to $3,000,000 is likely to result in substantial dilution to the interests of other stockholders. As of June 20, 2005, we had 180,336,204 shares of common stock issued and outstanding. We are registering 36,250,000 shares of common stock pursuant to this registration statement, of which 31,250,000 shares are reserved for issuance pursuant to the Periodic Equity Investment Agreement. As of June 20, 2005, the closing price of our common stock was $0.17. There is no upper limit on the number of shares that we may be required to issue under the agreement with Wings.

The continuously adjustable price feature of our periodic equity investment agreement could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon receipt of an advance pursuant to the Periodic Equity Investment Agreement will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Periodic Equity Investment Agreement, based on market prices assumed to be 25%, 50% and 75% below the average high and low prices on June 20, 2005 of $0.17:

% BELOW MARKET	PRICE PER SHARE	WITH 40% DISCOUNT	NUMBER OF SHARES	PERCENTAGE
25%	$0.128	$0.077	3,267,974	1.8%
50%	$0.085	$0.051	4,901,961	2.7%
75%	$0.043	$0.026	9,803,922	5.4%

* Based upon 180,336,204 shares of common stock outstanding as of June 20, 2005.

As illustrated, the number of shares of common stock issuable in connection with an advance under the Periodic Equity Investment Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The large number of shares issuable under the periodic equity investment agreement may result in a change of control

As there is no limit on the number of shares that may be issued under the agreement, these issuances may result in Wings controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the periodic equity investment agreement

The number of shares that Wings will receive under its agreement with us is determined by the market price of our common stock prevailing at the time of each sale. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Wings will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

The sale of our stock under our periodic equity investment agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The entry into a Periodic Equity Investment Agreement has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Periodic Equity Investment Agreement we may request numerous monthly drawdowns. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Periodic Equity Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

We may not be able to access sufficient funds under the periodic equity investment agreement when needed.

We are dependent on external financing to fund our operations. Our financing needs will to some extent be provided from the Periodic Equity Investment Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $250,000 per advance. In addition, the Periodic Equity Investment Agreement limits the number of shares of our common stock that Wings may own to 4.99% of our outstanding common stock. As a result, although Wings has the right to waive this provision, Wings may never complete the $3,000,000 investment contemplated under the agreement.

Delayed or non-performance of our obligations under the periodic equity investment agreement and related agreements may result in liquidated damages requiring the issuance of large numbers of shares

In connection with the periodic equity investment agreement, we also entered into a registration rights agreement with Wings. Under that agreement, we have an obligation to have the registration statement of which this prospectus is a part declared effective by July 26, 2005. If we do not meet that deadline, we will be required to issue to Wings as liquidated damages 200,000 shares for each 30-day period after that date. Issuance of these shares for no consideration will result in additional dilution of our shareholders’ interest.

The periodic equity investment agreement and related agreements contain provisions that may restrict us in raising additional capital

The periodic equity investment agreement and related agreements may restrict us from certain financing raising activities. For example, without the consent of Wings, the securities purchase agreement that we entered into with Wings in connection with the Periodic Equity Investment Agreement, prohibits us from entering into a financing arrangement that would be integrated with the offering of the shares included in this prospectus thereby requiring the registration under the Securities Act of those securities. As a consequence, if we are unable to register our securities at our discretion, we may be hampered in our ability to raise additional capital, which will have an adverse impact on our ability to expand our business.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock

Our common stock is quoted on the OTC Bulletin Board under the symbol "RMSG.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Wings Fund, Inc. We will receive proceeds from the sale of shares of our common stock to Wings Fund, Inc. under the Periodic Equity Investment Agreement. The purchase price of the shares purchased under the Periodic Equity Investment Agreement will be equal to 60% of the volume weighted average of the prices of our common stock for the twenty consecutive trading days immediately preceding the notice to advance funds date.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Periodic Equity Investment Agreement assuming a sale of 25%, 50% and 100% of the shares issuable under that agreement. We have the ability to draw down the full $3,000,000 pursuant to the Periodic Equity Investment Agreement, however we may draw down less than that amount. The table assumes estimated offering expenses of $45,000.

	25%	50%	100%
Gross Proceeds	$750,000	$1,500,000	$3,000,000
Net Proceeds after offering expenses	$705,000	$1,455,000	$2,955,000

Use of proceeds:
General Working Capital	$705,000	$1,455,000	$2,955,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

We are a software company and have developed a proprietary mobile data platform for the transmission of real-time data communication between business applications and end-user wired and wireless devices. This platform, known as the Roaming Messenger Platform, may be used in a wide variety of applications such as the issuance of alerts by emergency response services and the Department of Homeland Security. Other applications include resource scheduling, interactive two-way messaging in communication systems employed by businesses and workflow process automation in logistics systems.

We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry. However, in the future, we believe that a large majority of our revenues will come from the sale of our Roaming Messenger technology.

We have recently rolled out an improved version of the Roaming Messenger Platform which is being offered as a standalone server product or a hosted service. We expect to sell and license the Roaming Messenger product to system integrators and application developers in markets such as emergency response services, the military and private businesses. For example, we might sell a Roaming Messenger Gateway server to a systems integrator that is designing an emergency alert and notification system. We plan to sell Roaming Messenger through channel partners and value-added resellers (VARs) who are established in their respective vertical markets.

For the year ended June 30, 2004, we focused our efforts primarily on product refinement and market development of the Roaming Messenger product. We have forged a number of partnerships with small to medium sized companies in the Homeland Security and Public Safety sector. While we have validated the need for the unique capabilities of Roaming Messenger in these markets, significant revenue has yet to be derived, due to minimal sales and marketing efforts. Also, it took much longer than anticipated for federal funds to flow into the information technology procurement departments of government and public safety agencies to which most of our channel partners sell.

A large part of our investment capital was used for product development and infrastructure build-out during the year ended June 30, 2004. However, this will shift more towards sales, marketing and business development for the upcoming fiscal year ending June 30, 2005. The homeland security and public safety markets are still our primary markets as we are beginning to see increased information technology spending at the state and local government level. While Roaming Messenger is a horizontal product with application in many markets, our primary sales and marketing strategy continues to be vertically focused. We will execute various low-cost horizontal marketing programs, concurrently, to identify new opportunities in non-primary vertical markets - such as healthcare or enterprise markets.

Our growth strategy consists of three phases:

•	During Phase I we will focus our marketing efforts on the Homeland Security and Public Safety markets
•	During Phase II we will focus on the enterprise markets for business process management and communication applications.
•	During Phase III we will focus on the consumer markets for application such as mobile commerce and mobile gaming.

In executing our growth strategy, strategic acquisition of synergistic companies may be explored. When decide on potential acquisition candidates, we will consider whether the candidate offers (i) access to customers and (ii) complementary products or services.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition and deferred tax assets. We believe the following critical accounting policies require its more significant judgment and estimates used in the preparation of the financial statements.

We maintain an allowance for doubtful accounts for estimated losses that may arise if any of our customers are unable to make required payments. Management specifically analyzes the age of customer balances, historical bad debt experience, customer credit-worthiness, and changes in customer payment terms when making estimates of the uncollectability of our trade accounts receivable balances. If we determine that the financial conditions of any of our customers deteriorated, whether due to customer specific or general economic issues, increases in the allowance may be made. Accounts receivable are written off when all collection attempts have failed.

We follow the provisions of Staff Accounting Bulletin (“SAB”) 101, "Revenue Recognition in Financial Statements" for revenue recognition and SAB 104. Under Staff Accounting Bulletin 101, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured.

Income taxes are accounted for under the asset and liability method. Under this method, to the extent that we believe that the deferred tax asset is not likely to be recovered, a valuation allowance is provided. In making this determination, we consider estimated future taxable income and taxable timing differences expected to reverse in the future. Actual results may differ from those estimates.

Results of Operations

Years Ended June 30, 2003 and 2004

Total revenue for the twelve month period ended June 30, 2004 increased by $50,040 to $953,772 from $899,732 in the prior year. Revenue was derived principally from our Warp 9 Inc. subsidiary. The increase in revenue was the result of an increase in Warp 9 Inc.’s clients and products upgrades.

Total costs and expenses for the twelve month period ended June 30, 2004 increased by $682,490 from $1,299,313 in 2003 and consisted primarily of selling, general and administrative expenses and also include research and development expenses and depreciation.

Selling, general and administrative expenses increased by $474,972 during the twelve months ended June 30, 2004 to $1,474,106 from $999,135 in the prior year. The increase in selling, general and administrative expenses were the primarily caused by the increased of (i) $84,664 investor relations services, (ii) $18,284 bad debts expenses, (ii) $45,995 legal fees, (iii) $61,939 payments to business consultants and (iv) $225,583 increased salary expenses as the result of hiring additional staff. General and administrative expenses for the year ended June 30, 2004 included $132,917 of non-cash expenses of stock option, and stock compensation in lieu of payment to our consultants and employees. Expense related to depreciation were $60,231 for the twelve months ended June 30, 2004 as compared to $49,162 for the prior year, and interest expense was $15,031 for the twelve months ended June 30, 2004 as compared to $24,467 in the prior year.

Research and development expenses increased by $170,057 during the twelve months ended June 30, 2004 to $315,061 from $145,004. A majority of the increase occurred in the latter six months as the technical staff grew.

For the twelve months ended June 30, 2004, our consolidated net loss was $1,035,945 as compared to a consolidated net loss of $424,047 for the twelve months ended June 30, 2003.

Nine-Month Period Ended March 31, 2005 and in 2004

Total revenue for the nine-month period ending March 31, 2005 was $912,857 as compared to $688,827 for the nine-month period ending March 31, 2004. Almost all of the increase of was due to the reselling of third party online marketing services.

The cost of revenue, in terms of percentage of revenue, for the nine-month period ending March 31, 2005 was 36% as compared to 12% for the nine-month period ending March 31, 2004. This increase in cost of revenue was primarily due to the reselling of third party online marketing services.

Research and development expenses increased from $193,292 for the nine months ended March 31, 2004 to $289,664 for the nine months ended March 31, 2005 due to increase in Roaming Messenger engineering staff.

Operating expenses increased from $1,190,057 for the nine months ended March 31, 2004 to $2,287,479 for the nine months ended March 31, 2005. The increase in operating expenses between the two periods is primarily due to (i) $226,537 increase in non-cash stock based compensation to various business and financial consultants (ii) $291,709 increase in sales and marketing salaries and explenses (iii) $302,380 increase in administrative, support and production salaries.

The $2,287,479 operating expenses for the nine month ended March 31, 2005 includes non-cash charges of (i) $259,173 of unregistered common stock for business development and advisory services, and (ii) $102,026 for the issuance of warrants to business development contractors. The value of the warrants was determined using the Black Scholes model.

Operating costs are expected to exceed revenue in the foreseeable future as the Company continues to increase sales and marketing efforts as well as increasing staff.

For the nine months ended March 31, 2005, the Company’s consolidated net loss was ($1,716,516) as compared to a consolidated net loss of ($594,832) for the nine months ended March 31, 2004.

Liquidity and Capital Resources

We had cash at March 31, 2005 of $636,678 as compared to cash of $1,495,102 as of June 30, 2004. We had net working capital (i.e. the difference between current assets and current liabilities) of $291,774 at March 31, 2005 as compared to a net working capital of $1,191,108 at June 30, 2004. Cash flow utilized by operating activities was ($1,263,080) for the nine months ended March 31, 2005 as compared to cash utilized for operating activities of ($655,525) during the nine months ended March 31, 2004. Cash flow used in investing activities was ($49,548) for the nine months ended March 31, 2005 as compared to cash used in investing activities of ($25,507) during the nine months ended March 31, 2004. Cash flow used by financing activities was $454,204 for the nine months ended March 31, 2005 as compared to cash provided by financing activities of $2,286,638 during the nine months ended March 31, 2004. We have incurred operating deficits since inception, which are expected to continue until our business model is fully developed.

On March 28, 2005, we entered into a Periodic Equity Investment Agreement with Wings Fund, Inc. Pursuant to the Periodic Equity Investment Agreement, we may, on a monthly basis commencing after the effective date of the registration statement of which this prospectus is a part, periodically sell to Wings Fund, Inc. shares of common stock for a total purchase price of up to $3,000,000. Such monthly sales are limited to a maximum aggregate of $250,000. Further, upon execution of the Periodic Equity Investment Agreement, we issued to Wings Fund, Inc. an aggregate of 5,000,000 shares of our common stock at a price of $0.10 per share for gross proceeds of $500,000.

We believe that the funds to be received from Wings will be sufficient to fund and expand our business over the next 24 months. The issuance and sale of shares pursuant to the periodic equity investment agreement is likely to result in substantial dilution to the interests of our other stockholders. The number of shares issuable pursuant to the Periodic Equity Investment Agreement will increase if the market price of our stock decreases. There is no upper limit on the number of shares that we may be required to issue under the agreement with Wings. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock. Our agreement with Wings contains a provision that limits its interest in our common stock to 4.99% of the outstanding shares. Although Wings may waive this provision, there can be no assurance that it will do so. Therefore, we may never receive the entire amount contemplated under the agreement.

If for some reason we are not able to draw down the entire $3,000,000, we may have to obtain additional operating capital from other sources to enable us to execute our business plan. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"), or to offshore investors pursuant to Regulation S of the Act. There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

BUSINESS

Company History

We are a Nevada corporation formerly known as Latinocare Management Corporation. We were originally incorporated in Colorado in July 1983. Effective April 1, 2003, we completed a Plan and Agreement of Reorganization with Warp 9, Inc., a Delaware corporation and effective June 30, 2003, we completed a second Plan and Agreement of Reorganization with Warp 9. Pursuant to the such reorganization, Latinocare acquired all of the issued and outstanding common stock of Warp 9 in exchange for approximately 131,026,173 newly issued shares of Latinocare common stock, Warp 9 became a wholly owned subsidiary of Latinocare, and the shareholders of Warp 9 became the controlling shareholders of Latinocare. Prior to its business combination with Warp 9, Latinocare had no tangible assets and insignificant liabilities. Subsequent to the reorganization we changed our name to Roaming Messenger, Inc.

General

We are a software company and have developed a proprietary mobile data platform for the transmission of real-time data communication between business applications and end-user wired and wireless devices. This platform, known as the Roaming Messenger Platform, may be used in a wide variety of applications such as the issuance of alerts by emergency response services and the Department of Homeland Security. Other applications include resource scheduling, interactive two-way messaging in communication systems employed by businesses and workflow process automation in logistics systems.

Roaming Messenger employs a unique technology that encapsulates BOTH data AND business logic into smart software messengers. These messengers have the ability to travel automatically among user devices, track down users, deliver interactive content, and bring decisions and data back to business applications in real-time.

We have recently rolled out an improved version of the Roaming Messenger Platform which is being offered as a standalone server product or a hosted service. It can be integrated into existing or new business system and is distributed primarily via a value-added-reseller (“VAR”) or private labeled model where it is an add-on to existing solutions.

We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry. However, in the future, we believe that a large majority of our revenues will come from the sale of our Roaming Messenger technology.

Our Product Line

We offer a range of gateway servers configured to meet the various mobile communication demands of users and organizations. All the necessary Roaming Messenger software is pre-installed in the Gateway Appliances for instant integration and deployment. We also offer a hosted version of the Roaming Messenger system where customers can pay a monthly fee to access the capabilities of Roaming Messenger without large upfront fees.

The entire Roaming Messenger software suite is available for licensing to strategic VAR and OEM partners for creating customized or private labeled Roaming Messenger systems.

Applications For Roaming Messenger

Emergency Response.

We believe that Roaming Messenger can be the mobile messaging extension for any Emergency Response Management system in automating the notification, authorization, and deployment of an Emergency Response Team. For example, a response team can be dynamically assembled by sending off a Roaming Messenger to the mobile devices of Emergency Managers, informing them of the situation and requesting authorization to deploy a Response Team. After receiving authorization, Roaming Messenger could then proceed to all selected Tier 1 First Responders, get their acknowledgment and also deliver the emergency incident report.

Security.

Roaming Messenger can be integrated with any security monitoring system to deliver real-time notification with actionable responses. Notifications regarding security breaches such as fire alarms, HVAC failures, motion sensors and restricted access can be enhanced by Roaming Messenger. Responsible personnel are presented with information regarding the breach, as well as actions such as informing law enforcement, turning on or off mechanisms to resolve the breach - all from mobile or desktop devices.

Military and Defense.

The battlefield is going hi-tech with the goal of enabling real-time command and control capabilities from the highest to the lowest tactical echelons. Roaming Messenger can be used for delivering situational awareness and command and control information to tactical personnel with wireless mobile devices. Roaming Messenger can facilitate a seamless flow of battle command information across the battle space by roaming from person to person.

Healthcare.

Roaming Messenger can be deployed along side existing healthcare management systems to improve response time and patient satisfaction within a hospital. Patient requests or patient monitoring systems can alert appropriate nurses of problems or escalate accordingly to ensure timely response. When Roaming Messenger finds the nurse, the nurse accepts that task or delegates it to an appropriate aide. After the nurse's aide has resolved the patient request, Roaming Messenger can go back to the nurse, inform the nurse of the resolution and if appropriate log the incident into the hospital's central patient monitoring system. Communication processes at the doctor's level can also be automated in the same way.

Real-time Enterprise.

The essence of a Real-time Enterprise is event-driven. When something happens, the people who care about it need to respond. As the workforce becomes increasingly mobile, Enterprise information systems need to be able to securely and efficiently contact them. Roaming Messenger is an ideal mobile extension to any Enterprise system by providing an intelligent message that can track down appropriate people and obtain approvals to push along the business process. Whether it is getting an invoice paid, ordering more parts for the production line or updating a customer management system, Roaming Messenger can be used as the mobile messaging component.

Manufacturing.

For manufacturing businesses, reaching the right people at the right time and monitoring and assessing critical information from production lines and security systems can significantly reduce costs and improve employee safety. Roaming Messenger can be integrated to any manufacturing monitoring system to deliver actionable notifications regarding equipment failures, security breaches, chemical spills, and other critical events to responsible technicians, as well as keep plant managers informed of situation progress and resolution.

Mobile Commerce.

Roaming Messenger can also facilitate mobile commerce transactions. For example, wireless mobile vending solutions today require the physical machine to have a dedicated Internet connection, which makes mass deployment very difficult and costly. Using Roaming Messenger, a purchase transaction can be completed with end-to-end security by allowing the vending machine to piggy-back on the Internet connection of the user's smart phone or PDA via a local Infrared or Bluetooth connection. Roaming Messenger can be initiated by the vending machine to the user's handheld device, request item and payment selections, interact with an Internet payment server, report inventory and status to a different server and return back to the vending machine to complete the transaction in real-time.

Marketing Strategy

We intend to enhance, promote and support the idea that Roaming Messenger is the most compelling and efficient solution available in the marketplace for mobile messaging. In order to create a favorable environment for sales, we plan to undertake advertising and promotion efforts. These efforts will be outsourced and will require the services of an advertising firm and public relations firm. We plan to interview various firms and select those most capable of assisting us with comprehensive advertising and promotion plans. We have recently commenced building out our marketing department staff to accelerate these efforts. We have not yet determined the potential costs of our marketing strategy.

We will continue to invest in small test campaigns before committing to large promotions or marketing campaigns. Our overall marketing strategy is a three pronged approach.

•
First, we will market to channel sales partners in our target markets. Channel partners are application developers and system integrators who we believe can benefit from integrating Roaming Messenger into their products or solutions to fulfill their mobile messaging requirements.

•	Second, we will execute direct marketing campaigns to potential end users of our technology and make them aware of the capabilities of our technology.
•
Third, we will execute direct marketing campaigns to multiple market segments to see what other markets have an immediate interest for Roaming Messenger technology. Once a new market is determined to be a hot market, then we shall execute the First and Second prong of our three-pronged strategy on that new market.

Sales Strategy

We currently have limited number of customers, which generate nominal revenue. We intend to aggressively promote the Roaming Messenger product in the United States. We intend to pursue international sales after establishing sales in the domestic marketplace. Our management has identified the following primary target market segments for the Roaming Messenger solution:

o Homeland Security
o Emergency Response, Public Health and Safety
o Military and Defense
o Enterprises
o Wireless Carriers

Distribution Channels

Roaming Messenger is a mobile messaging component with applications in many markets. We intend sell and license the Roaming Messenger products to system integrators and application developers in markets such as Homeland Security, Emergency Response, Military and Enterprise Automation. We intend to sell Roaming Messenger through channel partners and value-added resellers (VARs) who are established in their respective vertical markets.

Sources of Revenue

Our management believes that most of our revenues will come from the licensing of our Roaming Messenger product, customer training and support, and software upgrades to application developers and system integrators.

We have decided to use a deployment pricing model for the gateway server version of Roaming Messenger based on the number of users enabled to send and receive Roaming Messengers. Customers will be asked to pay a one-time license fee for each user that is activated for Roaming Messenger communication. Customers will then be invited to subscribe to an ongoing service plan (optional) that would provide training, support, maintenance and software upgrades.

On the hosted, or subscription model, customers pay a monthly fee to us for access to a Roaming Messenger system hosted and managed by us. The monthly fee is assessed based on the number of users in the customer's Roaming Messenger deployment, and on monthly message volume. The hosted version of Roaming Messenger is in essence a messaging service infrastructure for applications that are integrated into it.

Proprietary Technology

Our intellectual property portfolio consists of the following patent applications, which are pending:

Self Contained Business Transaction Capsules

A self-contained business transaction capsule, or eCapsule, is a small electronic capsule that contains all the necessary data and logic to complete a business transaction. The eCapsule is a “thin” and “lightweight” small computer-readable file that is device independent. The eCapsule allows a business, for example, to encapsulate an individual product or offer into an intelligent object that is capable of completing entire transactions. The eCapsule includes data about the product or service being provided, such as the product price, a textual description, or options of the product or service (a transaction description). The eCapsule also includes transaction logic or business logic capable of completing the transaction, such as billing and shipping information, order routing information, order status information, shipping status information, and any other transaction rules necessary to process the transaction. Moreover, the eCapsule is adapted to be broadcasted to, and stored on, a portable electronic device, such as a mobile wireless-enabled device, like a cellular telephone, a personal digital assistant (PDA) or a laptop computer. The application for this patent was filed on January 2, 2001.

Utilizing Mobile Devices as a Communication Proxy for Non-Connected Terminals

This invention is a method and system in which terminals, appliances and machines without dedicated Internet connections can complete Internet based transactions by piggy-backing on the connection of the user's handheld device. An example of an application of this invention is a vending machine that can conduct electronic wireless payments without having an internal wireless device that communicates with a server on the Internet. Existing solutions require the vending machine to be equipped with an internal cell phone. Using this invention, the vending machine can communicate with the consumer's handheld device via Infrared or Bluetooth and simply uses the handheld device as the conduit to the Internet for remote payment processing. This invention also covers many other applications including secured doorways, factory floors and smart data acquisition sensors. The application for this patent was filed on February 21, 2002.

A Method of and System for Transmitting a Mobile Agent for Instruction Execution

This invention relates to transmitting a mobile agent for executing programmable instructions and, more particularly, to transmitting a virtual machine in a mobile agent to assist instruction execution. This patent application discloses the actual system implementation of the Roaming Messenger platform using a mobile agent approach. The application for this patent was filed on December 7, 2004.

A Method of and Instruction Set for Executing Operations on a Device

This invention relates to executable instructions and, more particularly, to instructions that are executable on a device that receives a mobile agent. This patent application discloses the actual implementation of the Roaming Messenger device engine and messenger instruction sets and modes of execution. The application for this patent was filed on December 7, 2004.

Competition

The market for our products and services is becoming increasingly competitive. The widespread adoption of open standards may make it easier for new market entrants and existing competitors to introduce products that compete against ours. We believe that we will compete primarily on the basis of our unique ability to encapsulate data and logic into smart software messengers that can travel automatically among user devices, track down users, deliver interactive content, and bring decisions and data back to business applications in real-time. Because we are smaller than most of our competitors, we believe that we can be more attentive to the needs of our customers than some of our competitors.  As a provider of next-generation mobile data technology, we assess potential competitors based primarily on the functionality of their products and the range of services offered by them, the security and scalability of their product architecture, their customer base and geographic focus and their capitalization and other resources.

Our potential competitors may be found among various industries, including:

Mobile Access Gateway Vendors And Messaging Solution Providers: companies in this category include Openwave Systems, 724 Solutions, LogicaCMG, Comverse, Materna, Nokia and Ericsson.

Alerts Focused Businesses: companies in this area include Xiam, First Hop, Materna, and Infospace. These companies are competitive in the time-critical communication application of our technology.

Our competitors have established, and may establish in the future, strategic relationships among themselves or with third parties to increase their ability to address the needs of our current and prospective customers. Through these relationships or independently, current and potential competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products to both our existing customers and our potential customers. There can be no assurance that we will be able to compete successfully with existing or new competitors many of which have greater financial resources, greater name recognition, more management experience, and longer operating histories than we have.

Other Products and Services

Our wholly owned subsidiary, Warp 9 Inc., offers two primary web-based e-commerce software products to the catalog and direct marketing industry.

Warp 9 ICS.

The Warp 9 ICS is a proprietary and extensible software system that enables catalogers and retailers to expand their operation to the Internet with minimal investment, overhead and risk. A business does not need to invest in new hardware or software in order to utilize the Warp 9 ICS, because the product is offered as a fully managed online catalog solution that includes hosting at our datacenter. As a total solution, Warp 9 offers project management, development and integration into a customer's existing business processes. We charge our customers a monthly subscription fee to the Warp 9 ICS product using an application service provider ("ASP") model. There are various package levels for the Warp 9 ICS product. Customers pay anywhere from $1,000/month to $14,000/month depending on the size of their system configuration and monthly sales volume through ICS.

Warp 9 EMS.

Warp 9 EMS is a web-based e-mail campaign and list management system designed for high performance and reliability. EMS's sophisticated technology will allow marketers to send targeted e-mail campaigns that help grow, retain and maximize the lifetime value of their customers. Through content personalization and list segmentation, campaign efforts will result in higher response rates, higher conversion rates and improved customer loyalty. Warp 9 EMS enables unprecedented response rates that are not achievable through traditional forms of direct marketing. EMS customers typically pay anywhere from $100/month to $2,000/month depending the size of their e-mail list and monthly volume on outgoing e-mails. Most ICS customers also purchase EMS to complement their online commerce strategy.

Professional Services

Most customers of Warp 9 ICS and Warp 9 EMS are not technology companies and have very little internal expertise in the areas of e-commerce, online marketing and web technologies. To provide a complete solution to our customers, we also offering professional services to help our customers maximize the use of our technology or other online e-commerce technologies and services in general. Professional services includes but not limited to e-commerce web page template development, custom system configuration, graphics design, integration to backend business systems and management of 3rd party online service.

Revenue Model

We charge our customers a monthly subscription fee to the Warp 9 ICS and Warp 9 EMS product using an ASP model. Over half of Warp 9’s revenues are from the ICS product which continues to be a growing product for Warp 9. EMS is a smaller revenue-generating product and usually sold to customers already on the ICS product. For the fiscal year ended, June 30, 2004, monthly fee from web products and associated service fees account for 75% of the Company’s total revenues, professional services account for 20% and the remaining 5% of total revenues are from resale of third party products and services.

Government Regulation

We are subject to various federal, state, and local laws affecting medical e-commerce and communication businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

Employees

As of June 20, 2005, we had eighteen full time equivalent employees, seven of whom are employed in administrative, marketing, and sales positions, and eleven technical employees employed in research, development, and technical product maintenance positions.

We use independent contractors, who are available to us on a half or near full time basis, counted as full time equivalents, for sales, marketing and business development efforts. It is our intention during the next 12 months to increase our workforce to 30 employees, with five of the new positions being in the administrative, marketing, and sales areas and the remaining seven of the new positions being in research, development, and production positions.

All of our employees have executed agreements that impose nondisclosure obligations on the employee and assign to us (to the extent permitted by California law) all copyrights and other inventions created by the employee during his employment with us. Additionally, we have a trade secret protection policy in place that management believes to be adequate to protect our intellectual property and trade secrets.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.

Trademarks

We have registered trademarks for Roaming Messenger®, Warp 9®, and eCapsule®.

DESCRIPTION OF PROPERTY

We currently lease approximately 8,605 square feet of office space at 50 Castilian Drive, Suite A, Santa Barbara, California 93117 for approximately $7,750 per month, triple net, pursuant to a six year lease agreement with rent commencing on October 1, 2004.

LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information regarding our executive officers, senior managers and directors as of June 20, 2005:

Name	Age	Positions
Jonathan Lei	32	Chief Executive Officer, President, Chief Financial Officer, Secretary, and Chairman
Bryan Crane	45	Vice President of Corporate Development
Harinder Dhillon	31	Vice President of Operations
Mike Chuises	44	Vice President of Engineering
Louie Ucciferri	44	Director
Tom Djokovich(1)	47	Director

(1) Member of Audit Committee.

Jonathan Lei has been our Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, and Secretary since April 2003. Mr. Lei received a Bachelor Degree in Electrical and Computer Engineering from the University of California, Santa Barbara ("UCSB") in 1995 and a Master of Science Degree in Electrical and Computer Engineering from UCSB in 1996. While at UCSB, he studied and worked in the field of computer aided design and development of VLSI and ASIC silicon chips. Mr. Lei was employed by Lockheed Martin in 1993 where he built data acquisition systems for spacecraft testing. In 1995, he worked for Intel Corporation where he developed the Triton II Pentium PCI chipset. From 1995 to 1996, Mr. Lei worked for RC Electronics where he designed PCI based data acquisition systems. Mr. Lei founded Warp 9, Inc., our wholly owned subsidiary in 1996 and in 1998, he negotiated a transaction to sell Warp 9's consumer ISP division, Sbnet, to MindSpring Enterprises. Mr. Lei was an officer and is a lifetime member of Tau Beta Pi, a national engineering honor society.

Bryan Crane has been our Vice President of Corporate Development since October 2002. Prior to joining Roaming Messenger, from 1995 to 2002, he worked for Muir, Crane & Co., a partnership he co-founded and in which he still maintains an ownership interest. From 1994 to 1995, Mr. Crane was a Managing Director of Johnson & Co. For most of his career, Mr. Crane held positions in portfolio management from retail investments at Prudential-Bache Securities to Vice President of Investments at A.G. Edwards & Son, where, as a member of the Presidents Council, he managed debt and equity portfolios for institutional clients. Mr. Crane earned his dual degree in Political Science and International Economics from San Diego State University. He is a member of the San Diego Stock Bond Association and the Los Angeles Chapter of the National Investor Relations Institute (NIRI).

Harinder Dhillon has been our Vice President of Operations since October 2001. Mr. Dhillon joined us in July 2000. Prior to joining us, from 1993 to1998, Mr. Dhillon served as the Chief Information Officer of Informax Data Systems, an enterprise systems integrator headquartered in Southern California. Thereafter, he worked as an independent technology consultant. He has designed, managed, and led the development and deployment of multi-million dollar enterprise Internet, Intranet and integration projects for Fortune 500 companies and various government units. His client list included Department of Justice, Immigration and Naturalization Services, US Navy, US Air Force, and the City of Los Angeles. His projects included enterprise work flow automation, real-time field services, infrastructure build out, and network and systems integration. Mr. Dhillon received a Bachelor degree in Electrical and Computer Engineering from the University of California at Santa Barbara in 1996.

Mike Chuises has been our Vice President of Engineering since October 2004. Prior thereto, he was our Director of Engineering from December 2003 to October 2004. From 1994 to 2001, Mr. Chuises was the principal engineer for OutBack Resource Group Inc., a consulting firm located in San Luis Obispo, CA, founded by Mr. Chuises, where he consulted on and implemented services and software for service providers and commercial software companies such as Wynd Communications, Inc. In 2001, OutBack was acquired by GoAmerica Communications, Inc., a wireless service provider, and from 2001 to 2003, Mr. Chuises served as a lead architect on the Go.Web enterprise wireless messaging platform. Prior to founding OutBack, Mr. Chuises worked for several commercial software publishers including Cheyenne Software, XTree Company and Arcada Software. Mr. Chuises brings many years of disciplined, process-oriented methodologies to full life-cycle software development.

Louie Ucciferri is currently the CEO of Regent Capital Group, a NASD registered broker dealer dedicated to real estate investments. From 1995 to 2004, Mr. Ucciferri served as the President of Westlake Financial Architects, an investment-banking he founded in 1995 to provide financial and investment advisory services to early stage companies. He has raised investment capital for both private and public companies and has created liquidity for investors in the form of public offerings. Since November 1998, he has also served as President of Camden Financial Services, a NASD registered broker dealer that serves as the dealer manager for a real estate company that has raised in excess of $150 million in equity capital for the acquisition of commercial office properties in southern California and Arizona.

Tom Djokovich is the Chief Executive Officer of XsunX, Inc., a position he has held since 2004. From 2004 until 2004, he was an independent technology consultant. Prior thereto, he was the founder and served from 1995 to 2002 as the Chief Executive Officer of Accesspoint Corporation, a vertically integrated provider of electronic transaction processing and e-business solutions for merchants. Under Mr. Djokovich's guidance, Accesspoint became a member of the Visa/MasterCard association, the national check processing association NACHA, and developed one of the payment industry's most diverse set of network based transaction processing, business management and CRM systems for both Internet and conventional points of sale. During his tenure, Accesspoint became an early adopter of WAP based e-commerce capabilities and the industry's first certified Level 1 Internet payment processing engine. In his last year as executive manager, Accesspoint grew its processing revenues by over 800% and overall revenues by nearly 300%. Prior to Accesspoint, Mr. Djokovich founded TMD Construction and Development where he developed an early business-to-business ordering system for the construction industry
Audit Committee

The Board of Directors has appointed an Audit Committee. The sole member of the Audit Committee is Tom Djokovich. Mr. Djokovich is considered independent as defined in Rule 4200 of the National Association of Securities Dealers' listing standards because he is not employed by us, does not participate in our day-to-day management, and does not receive a salary or other employment benefits from us. Our Board of Directors has adopted a written charter of the audit committee. The Audit Committee is authorized by the Board of Directors to review, with our independent accountants, our annual financial statements prior to publication, and to review the work of, and approve non-audit services preformed by, such independent accountants. The Audit Committee will make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee will also review the effectiveness of our financial and accounting functions and our organization, operations and management. The Audit Committee was formed on April 19, 2003.

Compensation Committee

Our Board of Directors does not have a Compensation Committee.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our four most highly paid executive officers (the "Named Executive Officers") whose total annual salary and bonus for services rendered in all capacities for the year ended June 30, 2004 was $100,000 or more.

Summary Compensation Table
					Long Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options		All Other Compensation

Jonathan Lei	2004	$138,000
President, Chief Financial	2003	$138,000	-0-	-0-	-0-	-0-	-0-
Officer,and Secretary	2002	$138,000	-0-	-0-	-0-	-0-	-0-

Brian Fox (1)	2004	$145,000(1)	-0-	-0-	-0-	-0-	-0-
Chief Technology Officer	2003	$145,000	-0-	-0-	5,987,500(2)	-0-	-0-
	2002	$145,000	-0-	-0-	-0-	-0-	-0-

Harinder Dhillon	2004	$125,000	$8,714	-0-	-0-	-0-	-0-
VP of Operations	2003	$105,000	-0-	-0-	1,875,000(3)	-0-	-0-
	2002	$95,000	-0-	-0-	-0-	-0-	-0-

Bryan Crane	2004	$84,000	$29,000(4)-	-0-	878,494(4)	-0-	-0-
VP of Corporate Development	2003	$84,000	-0-	-0-	700,000(4)	-0-	-0-

(1) Effective October 8, 2004 Mr. Fox resigned and is no longer employed by us. Pursuant to the terms of his employment agreement with us, we were not required to pay Mr. Fox severance and all exercised options, vested and un-vested were canceled.

(2) These options, which consists of options granted under our 2003 Stock Option Plan on July 15, 2003, and were scheduled to vest pursuant to the following vesting schedule: 3,367,969 on July 15, 2003, then 1/21 per month until all stock options have vested, were canceled. Further, an option to purchase 5,987,500 shares of our common stock from Jonathan Lei, the President, Chief Financial Officer, Secretary, and Chairman of the Company, for a purchase price of $0.08 per share was also canceled.

(3) Consists of options granted under our 2003 Stock Option Plan on July 15, 2003. These stock options are fully vested at the time of grant. Options are to purchase unregistered common stock at an exercise price equal to the fair market value of unregistered common stock at the time of grant, which was $0.08 per share for these stock options.

(4) 878,494 options were granted under our 2003 Stock Option Plan on July 15, 2003. These stock options were fully vested at time of grant. Options are to purchase unregistered common stock at an exercise price equal to the fair market value of unregistered common stock at the time grant, which was $0.08 per share for these stock options. On May 20, 2003, 700,000 shares of unregistered common stock were issued to Mr. Crane in lieu of cash payment for salaries accrued to that point. A total amount of $29,000 of cash bonus was given to Mr. Crane, during the fiscal year ending June 30, 2004, for achieving certain milestones in managing our investment capital efforts.

Option Grants in Fiscal Year 2004

The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during the fiscal year ended June 30, 2004.

	Number of Shares Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	2004	Per Share	Date	5%	10%
Brian Fox Chief Technology Officer	5,987,500(1)	54%	$0.08	Four years from the date of vesting	$1,340,460	$1,712,575
Bryan Crane VP of Corporate Development	878,494 (2)(3)	8%	$0.08	Four years from the date of grant	$303,455	$379,892
Harinder Dhillon VP of Operations	1,875,000(2)(3)	17%	$0.08	Four years from the date of grant	$419,768	$536,296

(1)	The options granted to Mr. Fox were canceled effective 90 days from the date of his resignation. Mr. Fox exercised 150,000 options prior to cancellation.
(2)	These stock options are fully vested at the time of grant.
(3)	Some or all of these options have been exercised. See Fiscal Year-End Option Exercises and Option Values

Aggregated Option Exercises in 2004 and Year End Option Values

The following table provides certain information with respect to the Named Executive Officers concerning the exercise of stock options during the fiscal year ended June 30, 2004 and the value of unexercised stock options held as of such date.

	Shares Acquired Upon	Value	Number of Shares Underlying Options at June 30, 2004		Value of Unexercised In the Money Options at June 30, 2004(2)
Name	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian Fox(1) Chief Technology Officer	-0-	-0-	4,740,109	1,247,391	$2,038,247	$536,378
Bryan Crane VP of Corporate Development	525,000	$687,750	253,494	-0-	$109,002	-0-
Harinder Dhillon VP of Operations	1,875,000	$1,912,500	-0-	-0-	-0-	-0-

(1)	The options granted to Mr. Fox were canceled effective 90 days from the date of his resignation. Mr. Fox exercised 150,000 options prior to cancellation.
(2)
The value realized is the difference between the market price of the common stock on the date of exercise, $0.51 at June 30, 2004, and the exercise price of the stock option. The underlying securities held upon exercise are unregistered common stock.

(3)
The value of unexercised "in-the-money" options is the difference between the market price of the common stock on June 30, 2004 ($0.51 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. The underlying securities held upon exercise are unregistered common stock.

Stock Option Plan

On July 10, 2003, our Board of Directors adopted the 2003 Stock Option Plan for our Directors, Executive Officers, Employees and Key Consultants. The 2003 Stock Option Plan was ratified by our shareholders by written consent effective August 25, 2003. The 2003 Stock Option Plan authorizes the issuance of up to 25,000,000 shares of our common stock pursuant to the grant and exercise of up to 25,000,000 stock options. As of April 28, 2005, options to purchase up to 14,409,994 shares of our common stock at exercise prices ranging from $0.08 to $0.35 per share have been granted under the 2003 Stock Option Plan. As of April 28, 2005, options to purchase 2,675,000 shares of our common stock have been exercised and 7,500,000 options have been forfeited. Common stock underlying forfeited options shall become available for granting again under the 2003 Stock Option Plan.

Employment Agreements

We do not have any employment agreements with our executive officers to date. We may enter into employment agreements with them in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 5, 2003, we filed a form 8-K disclosing that Armando C. Ibarra, CPAs, had resigned as our auditor with no disagreements and that, on April 5, 2003, we had engaged Rose Snyder & Jacobs, a Corporation of Certified Public Accountants as our auditors. The appointment of Rose Snyder & Jacobs as our auditors was approved by our board of directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "RMSG.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Year Ended June 30, 2005	High	Low

First Quarter ended September 30, 2004	$0.68	$0.04
Second Quarter ended December 31, 2004	$0.75	$0.25
Third Quarter ended March 31, 2005	$0.31	$0.19

Year Ended June 30, 2004	High	Low

First Quarter ended September 30, 2003	$0.52	$0.27
Second Quarter ended December 31, 2003	$0.45	$0.25
Third Quarter ended March 31, 2004	$3.60	$0.27
Fourth Quarter ended June 30, 2004	$1.90	$0.45

Year Ended June 30, 2003	High	Low

First Quarter ended September 30, 2002	$0.12	$0.12
Second Quarter ended December 31, 2002	$0.12	$0.12
Third Quarter ended March 31, 2003	$0.12	$0.06
Fourth Quarter ended June 30, 2003	$0.75	$0.06

Number of Stockholders

As of June 20, 2005, there were 550 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of June 20, 2005 by:

•	Each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our executive officers and directors; and

•	All of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Roaming Messenger, Inc. 50 Castilian Drive, Suite A, Santa Barbara, California 93117.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned (1)
Executive officers and directors:
Jonathan Lei President, Chief Executive Officer, Secretary and Chairman	95,639,025	53.03%
Brian Fox(2) Chief Technology Officer	218,000	*
Bryan Crane VP of Corporate Development	1,484,994(3)	*
Harinder Dhillon VP of Operations	2,935,000	1.63%
Louie Ucciferri Director	3,500,000	1.94%
Tom Djokovich Director	302,500	*
All Directors and Executive Officers as a group (6 persons)	104,079,519	57.71%

*	less than 1%
(1)
Applicable percentage ownership as of June 20, 2005 is based upon 180,336,204 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2)	Effective October 8, 2004, Mr. Fox resigned as our Chief Technology Officer.
(3)	Includes 235,494 shares of common stock issuable upon the exercise of options.

SELLING SHAREHOLDER

The following table presents information regarding the selling stockholder, Wings Fund, Inc. A description of the selling stockholder's relationship to us and how the selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

	Shares Beneficially Owned Prior to Offering		Shares to be Acquired Under the Periodic Equity Investment Agreement		Shares Beneficially Owned After the Offering(2)
Selling Stockholder	Number	Percent(1)	Number	Percent(1)	Number	Percent(1)

Wings Fund, Inc. (3)	8,625,000	4.78%	31,250,000	17.33%	3,625,000	2.01%

*	less than 1%.
(1)
Applicable percentage ownership is based on 180,336,204 shares of common stock outstanding as of June 20, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 20, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes that all securities registered will be sold and that all shares of common stock underlying the Periodic Equity Investment Agreement will be issued.
(3)	Karen M. Graham serves as President of Wings Fund, Inc. In that capacity, she has voting and investment control over the shares owned by that entity.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

Wings Fund, Inc. has not had a position or office, or had any other material relationship, with us. Wings Fund, Inc. is the investor under the Periodic Equity Investment Agreement and is a private investment company. Wings Fund, Inc. acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

Periodic Equity Investment Agreement. On March 28, 2005, we entered into a Periodic Equity Investment Agreement with Wings Fund, Inc. Pursuant to the Periodic Equity Investment Agreement, we may, on a monthly basis commencing after the effective date of the registration statement of which this prospectus is a part, periodically sell to Wings Fund, Inc. shares of common stock for a total purchase price of up to $3,000,000. For each share of common stock purchased under the Periodic Equity Investment Agreement, Wings Fund, Inc. will pay us 60% of the volume weighted average of the prices of our common stock during the twenty consecutive trading days immediately preceding the notice date. We are registering in this offering 31,250,000 shares of common stock to be issued under the Periodic Equity Investment Agreement.

Securities Purchase Agreement. Upon execution of the Periodic Equity Investment Agreement, we issued to Wings Fund, Inc. an aggregate of 5,000,000 shares of our common stock at a price of $0.10 per share for gross proceeds of $500,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB filed with the SEC on April 10, 2002. Our authorized capital stock consists of 495,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock $0.001 par value per share. As of June 20, 2005, there are 180,336,204 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of June 20, 2005, warrants to purchase 587,500 shares of our common stock were outstanding. 100,500 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on September 30, 2006, 271,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on December 31, 2006, 201,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on March 31, 2007. 15,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on April 30, 2010.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, located at 1625 Abilene Drive, Broomfield, Colorado 80020.

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The common stock offered by this prospectus was originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The June 30, 2004 financial statements included in the Prospectus have been audited by Rose, Snyder & Jacobs, a corporation of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NEVADA STATE LAW

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

ROAMING MESSENGER, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL
STATEMENTS
JUNE 30, 2004 AND 2003

TABLE OF CONTENTS

PAGE

INDEPENDENT AUDITORS' REPORT	F-1

CONSOLIDATED BALANCE SHEETS	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS	F-3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6 - F-16

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Roaming Messenger, Inc.

We have audited the accompanying consolidated balance sheets of Roaming Messenger, Inc. (a Nevada Corporation) and Subsidiary (collectively referred to as the “Company”) as of June 30, 2004 and 2003 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roaming Messenger, Inc. and Subsidiary as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

September 10, 2004

ROAMING MESSENGER, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2004 AND 2003

	2004	2003
CURRENT ASSETS
Cash	$1,495,102	$57,408
Accounts receivable, net of allowance for doubtful account of $20,000 and $0	116,407	76,898
Prepaids and other current assets	9,944	32,860
TOTAL CURRENT ASSETS	1,621,453	167,166

PROPERTY & EQUIPMENT, notes 3 and 4
Furniture, Fixtures & Equipment	83,225	75,658
Computer Equipment	278,715	152,023
Commerce Server	50,048	50,000
Computer Software	3,535	3,535
Leasehold Improvements	42,194	42,194
	457,717	323,410
Less: Accumulated depreciation & amortization	(261,370)	(200,770)
NET PROPERTY & EQUIPMENT	196,347	122,640

OTHER ASSETS
Lease deposit	7,029	7,029
Other assets	2,503	2,261
TOTAL OTHER ASSETS	9,532	9,290
TOTAL ASSETS	$1,827,332	$299,096

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$24,892	$45,399
Accrued liabilities	42,093	42,042
Officer salaries payable	243,730	307,366
Staff salaries payable	46,499	23,447
Note payable, note 4	39,500	50,000
Current portion - obligations under capitalized leases, note 3	33,631	15,348
TOTAL CURRENT LIABILITIES	430,345	483,602

LONG TERM LIABILITIES
Obligations under capitalized leases, note 3	45,059	17,345
TOTAL LONG TERM LIABILITIES	45,059	17,345
TOTAL LIABILITIES	475,404	500,947

COMMITMENTS AND CONTINGENCIES, note 9

SHAREHOLDERS' DEFICIT, note 7
Capital Stock	172,400	147,912
Additional Paid-in Capital	3,871,738	1,306,502
Accumulated deficit	(2,692,210)	(1,656,265)
TOTAL SHAREHOLDERS' DEFICIT	1,351,928	(201,851)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,827,332	$299,096

See independent auditors' report and notes to consolidated financial statements.

ROAMING MESSENGER, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003

REVENUE, notes 2 and 10	$953,772	$899,732

Cost of revenue, note 2	132,404	106,011
Selling, general and administrative expenses, notes 7 and 8	1,474,106	999,135
Depreciation and amortization	60,231	49,162
Research and development	315,061	145,004
TOTAL COSTS AND EXPENSES	1,981,802	1,299,312
OPERATING LOSS	(1,028,030)	(399,580)

OTHER INCOME (EXPENSES)
Interest income	7,116	--
Interest expense	(15,031)	(24,467)
TOTAL OTHER INCOME (EXPENSES)	(7,915)	(24,467)
NET LOSS	$(1,035,945)	$(424,047)

Basic and diluted loss per share	$(0.01)	$(0.00)
Weighted average number of shares	161,432,015	133,280,601

See independent auditors' report and notes to consolidated financial statements.

ROAMING MESSENGER, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

			Additional
		Common	Paid-in	Accumulated
	Shares	Stock	Capital	Deficit	Total

Balance, July 1, 2002	128,944,924	$128,945	$968,628	$(1,232,218)	$(134,645)

Issuance of common stock, note 7	4,363,013	4,363	344,598	--	348,961

Issuance of warrants, note 8	--	--	20,000	--	20,000

Recapitalization, notes 6 and 7	14,604,098	14,604	(26,724)	--	(12,120)

Net loss	--	--	--	(424,047)	(424,047)
Balance, June 30, 2003	147,912,035	147,912	1,306,502	(1,656,265)	(201,851)

Issuance of common stock, note 7	24,487,579	24,488	2,515,236	--	2,539,724

Issuance of stock options, note 8	--	--	50,000	--	50,000

Net loss	--	--	--	(1,035,945)	(1,035,945)
Balance, June 30, 2004	172,399,614	$172,400	$3,871,738	$(2,692,210)	$1,351,928

See independent auditors' report and notes to consolidated financial statements.

ROAMING MESSENGER, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net loss	$(1,035,945)	$(424,047)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	60,231	49,161
Expenses paid with shares of common stock	82,917	107,683
Issuance of warrants and stock options	50,000	20,000
Changes in assets - (increase) decrease:
Accounts receivable	(39,509)	4,914
Prepaid expenses and other current assets	(5,602)	(409)
Changes in liabilities - increase (decrease):
Officer salaries payable	(63,636)	60,767
Accounts payable	(20,506)	(52,589)
Staff salaries payable & other liabilities	23,857	16,400
NET CASH USED BY OPERATING ACTIVITIES	(948,193)	(218,120)

INVESTING ACTIVITIES
Purchase of property & equipment	(64,684)	(4,683)

NET CASH USED BY INVESTING ACTIVITIES	(64,684)	(4,683)

FINANCING ACTIVITIES
Issuance of common stock, net of costs	2,485,324	215,641
Payments on note payable	(10,500)	-
Payments on capitalized lease obligations	(24,253)	(22,524)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,450,571	193,117

NET INCREASE (DECREASE) IN CASH	1,437,694	(29,686)

Cash at beginning of year	57,408	87,094
Cash at end of year	$1,495,102	$57,408

Supplemental disclosure of cash flow information Cash paid during the years for:

Interest	$15,031	$24,467
Income taxes	$800	$800

See independent auditors' report and notes to consolidated financial statements.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

1.	ORGANIZATION

Roaming Messenger, Inc., formerly known as Latinocare Management Corporation (“LMC), originally known as JNS Marketing, Inc. was incorporated in Colorado in 1983, and then reincorporated in Nevada. LMC was engaged in the business of managing LatinoCare Network Medical Group (“LNMG”), an Independent Physician Association (“IPA”) primarily servicing the growing Latin American community in the United States, and in particular in California. Due to a dispute with LNMG, LMC was forced to lay off its employees and close its business.

On April 1, 2003, LMC a publicly traded company, entered into a Plan and Agreement of Reorganization which resulted in Warp 9, Inc. (“Warp 9”) becoming a wholly-owned subsidiary of LMC. In connection with the transaction, all officers and directors of LMC resigned and were replaced by the management team and directors of Warp 9. Subsequently, LMC was renamed to Roaming Messenger Inc. by the new board of directors. Although from a legal perspective, Roaming Messenger, Inc. acquired Warp 9, Inc., the transaction is viewed as a recapitalization of Warp 9, Inc., accompanied by an issuance of stock by Warp 9, Inc. to the shareholders of Roaming Messenger, Inc. This is because Roaming Messenger, Inc. did not have operations immediately prior to the transaction, and following the transaction, Warp 9, Inc. was the operating company.

Warp 9, Inc. was incorporated in the state of Delaware, under the name of eCommerceland, on August 27, 1999. The Company, based in Goleta, California, began operations October 1, 1999. Prior to October 1, 1999, the Company was operated as WARP 9 Technologies, LLC ("LLC"), a California limited liability company. LLC was merged with and into eCommerceland effective at its close of business, September 30, 1999, and on December 21, 2000 changed its name to Warp 9, Inc. For accounting and reporting purposes, the “merger” was considered a continuation of the same business, under a different type of entity. The operations and ownership of Warp 9, Inc. were substantially the same as LLC. The Company's primary source of income is service of their Warp 9 contracts, which relates to Internet data service and fully hosted web based software products.

Roaming Messenger, Inc. and Warp 9, Inc. (collectively referred to as the “Company”)’s strategy is to provide a proprietary solution for real-time communication over wired and wireless devices. The Company’s flagship product, Roaming Messenger, is a system for delivering real-time information for homeland security, emergency response, military and enterprise applications. Unlike solutions based on existing messaging technology such as e-mail, text messaging, and voicemail, Roaming Messenger packages time-critical information into smart messages. These messages automatically roam throughout the wired and wireless worlds - from mobile devices to desktop PCs to central servers - tracking down people and getting responses in real-time.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern
The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. The Company has funded its operation through the sale of its common stock through private offerings. As discussed in note 12, the Company is selling securities through a Private Placement Memorandum. Management believes, but there is no assurance, that the Company will obtain the additional working capital that it needs through the sale of its Common Stock. The Company has incurred operating deficits since inception, which are expected to continue until its business model is fully developed.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable
The Company extends credit to its customers, who are located primarily in California. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. Based on the information available, management believes the Company’s accounts receivable are all collectible.

Revenue recognition
The Company recognizes income when the service is provided or when product is delivered. Most of the income is generated from monthly fees from clients who subscribe to the Company's fully hosted web products on terms averaging six months to one year. When the term ends, clients normally go on a month-to-month basis or extend the contract for another six months to one year.

For the fiscal year ended, June 30, 2004, monthly fee from web products and associated service fees account for 75% of the Company’s total revenues, professional services account for 20% and the remaining 5% of total revenues are from resale of third party products and services.

Returns policy
On all service offerings such as web based e-commerce products, or hosted Roaming Messenger service, there are no returns. Monthly fees are assessed and revenue is recognized at the end of every month, after service has been provided. Some higher paying customers may have service level agreements where we guarantee system uptime such as 99% of the time per month. If we fall below the agreed upon level of uptime, we shall credit one day of service fee for each hour our system is down up to a maximum of one monthly fee. This guarantee only covers downtime as a result of failure in the Company.s hardware, software or gross negligence. Historical, the Company has not had to issue any credits for such returns.

Cost of Revenue
Cost of revenue includes the direct costs of operating the Company’s network, including telecommunications charges, and software and hardware related costs.

Research and Development
Research and development costs are expensed as incurred. Total research and development costs were $315,061 and $145,004 for the years ended June 30, 2004 and 2003, respectively.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Fair value of financial instruments
The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of June 30, 2004 and 2003, the Company's capital lease obligations and notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Property and Equipment
Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment (Continued)
Property and equipment includes assets leased under capitalized leases with an original cost of $115,084 and $57,660 at June 30, 2004 and 2003, respectively. Amortization of assets under capitalized leases is included in depreciation and amortization expense. During the years ended June 30, 2004 and 2003, additions to fixed assets through capitalized leases totaled $70,250 and $21,701, respectively.

Concentrations of Business and Credit Risk
The Company operates in a single industry segment. The Company markets its services to companies and individuals in many industries and geographic locations. The Company’s operations are subject to rapid technological advancement and intense competition in the telecommunications industry.

Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral. In the event of nonpayment, the Company has the ability to terminate services.

Advertising Costs
The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $20,156 and $21,128 for the years ended June 30, 2004 and 2003, respectively.

Stock-Based Compensation
The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB 25), and has adopted the ‘‘disclosure only’’ alternative described in Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation., amended by SFAS No. 148 Accounting for Stock Based Compensation-Transition and Disclosure.

Net Loss Per Share
Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Options to purchase shares of the Company’s stock under its stock option plan and warrants may have a dilutive effect on the Company’s earnings per share in the future but are not included in the calculation for 2003 and 2002 because they have an antidilutive effect in these periods.

Income Taxes
The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation of variable interest entities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary if the entity does not effectively disperse risks among the parties involved. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. The provisions are effective for the first period beginning after June 15, 2003, for those variable interests held prior to February 1, 2003. The Company has no variable interest entities and accordingly does not believe the adoption of this Interpretation will have a material impact on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of underlying to conform it to language used in FASB interpretation number (FIN) 45, and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The Company does not expect that the provisions of this statement will have a material impact on the Company's financial statements.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 is effective for interim periods beginning after June 15, 2003. The Company does not expect this statement to have a material impact on its financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition”, which supersedes SAB 101, “Revenue Recognition in Financial Statements.”SAB 104’s primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”and to rescind the SEC’s related “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers”issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.”While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue Recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on the Company’s financial position or results of operations.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

3.	OBLIGATIONS UNDER CAPITALIZED LEASES

Lessor	Description	2004	2003

B of A	Payable in montly installments of $1513, interest at 6.8%, matures in April, 2007.	$46,651	$--

GE	Payable in montly installments of $710 interest at 12.8%, matures in October, 2006.
		16,360	--
C.I.T.	Payable in montly installments of $166, interest at 18%, matures in October, 2003.
		--	641
Amano	Payable in monthly installments of $285, interest at 15%, matures in December, 2003.
		--	1,374
Avaya	Payable in monthly installments of $655, interest at 16%, matures in December, 2004.
		3,753	12,089
GE	Payable in monthly installments of $348, interest at 13%, matured in October 2005.
		5,094	8,379
Dell	Payable in monthly installments of $200, interest at 13%, matures in January 2006.
		3,407	5,255
Dell	Payable in monthly installments of $203, interest at 21%, matures in February 2006.
		3,425	4,955
		78,690	32,693
	Less current portion	33,631	15,348
	Long-term portion of obligations under captalized leases	$45,059	$17,345

Minimum annual lease payments under capitalized lease obligations at June 30, 2004 are as follows:

Fiscal Year

2005	$39,635
2006	30,699
2007	17,975
88,309
Less amounts representing interest	9,619
78,690

Less current portion	33,631
Long term portion of capitalized lease obligations	$45,059

4.	NOTE PAYABLE

The Company has a note payable to a vendor in the amount of $50,000, bearing interest at 10%, with monthly interest payment only. The maturity date, which was originally October 15, 2001, was subsequently amended to March 15, 2002 and then on demand. At June 30, 2004, the outstanding principal amount on this note is $39,500. This note is secured by furniture of the Company. See note 9.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

5.	INCOME TAXES

At June 30, 2004, the Company has available for federal and state income tax purposes, net operating loss carryforwards of approximately $6,000,000 and $1,400,000, respectively, which expire at dates that have not been determined.

The difference between the Company’s effective income tax rate and the statutory federal rate for the years ended June 30, 2004 and 2003 relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of its realization. The valuation allowance was $2,300,000 and $1,960,000 at June 30, 2004 and 2003, respectively, representing an increase of $340,000 for the year ended June 30, 2004. Because of statutory “ownership changes” the amount of net operating losses which may be utilized in future years are subject to significant annual limitations.

A reconciliation of income tax expense that would result from applying the domestic Federal statutory rate to pre-tax income, with federal income tax expense presented in the financial statements is as follows:

	2004	2003

Income tax benefit computed at U.S. federal statutory rate (34%)	$350,000	$135,000
State income taxes, net of benefit federal taxes	63,000	23,000
Other	(73,000)	--
Less valuation allowance	(340,000)	(158,000)
Income tax expense	$--	$--

The deferred income tax benefit at June 30, 2004, and 2003 and reflects the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of, deferred tax assets and liabilities are approximately as follows:

	2004	2003
Depreciation	$56,000	$59,000
Net operating loss carryforwards	2,148,000	1,770,000
Officer salaries payable	96,000	131,000
	2,300,000	1,960,000
Less: valuation allowance	(2,300,000)	(1,960,000)
Deferred income tax asset	$--	$--

6.	RECAPITALIZATION

On April 8, 2003, Warp 9, Inc. consummated a transaction, pursuant to which shareholders of Warp 9 Inc. exchanged their shares for shares in Roaming Messenger, Inc., with Warp 9, Inc. surviving as a wholly-owned subsidiary of Roaming Messenger, Inc. This transaction was recorded as a recapitalization followed by the issuance of shares by Warp 9, Inc. to the shareholders of Roaming Messenger, Inc. Prior to the recapitalization transaction, Roaming Messenger, Inc. was not an operating company, and its assets consisted principally of cash of approximately $100,000, offset by the same amount of liabilities. Under the terms of the transaction, Roaming Messenger, Inc. issued 131,026,173 shares of Roaming Messenger, Inc. common stock to the former shareholders of Warp 9, Inc. in exchange for all the outstanding shares of Warp 9, Inc. (12.5 shares of Roaming Messenger, Inc. for every share of Warp 9, Inc.). The transaction was consummated in two phases with the first issuance of 122,620,910 shares on April 8, 2003, and 8,405,263 shares on June 30, 2003.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

6.	RECAPITALIZATION (Continued)

After the recapitalization, options granted under the Warp 9 Inc. Employee Stock option plan were cancelled and new options were issued under a new Roaming Messenger Inc. Employee Stock Option Plan (effective July 10, 2003) to employees in amounts consistent with their Warp 9 options. The Roaming Messenger options have the same aggregate exercise price as the Warp 9 options. Most stock options became fully vested on grant date, while others mirrored the same vesting periods as the Warp 9 Inc. options. The Roaming Messenger Inc. stock options are presented at June 30, 2003 even though the effective date was July 10, 2003.

7.	SHAREHOLDERS’ DEFICIT

The number of shares of common stock of Warp 9, Inc. was retroactively restated to present the number of shares after their conversion into Roaming Messenger common stock in the recapitalization transaction. For all such restatements, a conversion rate of 12.5 shares of Roaming Messenger, Inc. common stock for every share of Warp 9, Inc. common stock was used.

From the date of the recapitalization, April 8, 2003 through June 30, 2003, Roaming Messenger, Inc. issued 1,079,263 shares of common stock for a total cash consideration of $86,341. 1,202,500 shares of common stock were also issued for $96,200 of services. These consulting services extended beyond June 30, 2003, therefore $67,683 and $28,517 were recorded as expense for the years ended June 30, 2003, and 2004, respectively.

For the fiscal year ended, June 30, 2004, the Company issued 23,807,579 shares of restricted common stock for a total cash consideration of $2,485,324 as a result of a series of private offerings of common stock ranging from $0.08 per share to $0.50 per share as well as stock options and warrants exercises. 680,000 shares of restricted common stock were also issued for $54,400 of services.

The common stock of Roaming Messenger, Inc. has a par value of $0.001, and 200,000,000 shares are authorized to be issued. The Company is also authorized to issue 2,000,000 shares of preferred stock with a par value of $0.001. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares.

At June 30, 2004, 25,000,000 shares of common stock were reserved for the issuance of common stock pursuant to the Stock Option Plan, and 300,000 were reserved for the issuance of common stock pursuant to outstanding warrants. Warp 9, Inc, had 77,213 outstanding warrants at June 30, 2004.

8.	STOCK OPTIONS AND WARRANTS

Warp 9, Inc. had a Stock Option Plan that provided for the granting of stock options to its employees and others providing services to the Company. Options granted under the Plan could be either Incentive Options or Nonqualified Options, and were administered by the Company’s Board of Directors. Each options were exercisable in full or in installment and at such time as designated by the Board. Notwithstanding any other provision of the Plan or of any Option agreement, each option were to expire on the date specified in the Option agreement, which date were to be no later than the tenth anniversary of the date on which the Option was granted (fifth anniversary in the case of an Incentive Option granted to a greater-than-10% stockholder). The purchase price per share of the Common Stock under each Incentive Option were to be no less than the Fair Market Value of the Common Stock on the date the Option was granted (110% of the Fair Market Value in the case of a greater-than-10% stockholder).

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

8.	STOCK OPTIONS AND WARRANTS (Continued)

The purchase price per share of the Common Stock under each Nonqualified Option were to be specified by the Board at the time the Option was granted, and could be less than, equal to or greater than the Fair Market Value of the shares of Common Stock on the date such Nonqualified Option was granted, but were to be no less than the par value of shares of Common Stock. The plan provided specific language as to the termination of options granted hereunder.

In July 10, 2003, the Warp 9, Inc. Stock Option Plan was terminated, and the Company adopted the Roaming Messenger, Inc. Stock Option Plan for Directors, Executive Officers, and Employees of and Key Consultants to Roaming Messenger, Inc. This Plan, under which 25,000,000 shares of common stock may be issued, has essentially the same terms and conditions as the Warp 9, Inc. Stock Option Plan

Former holders of employee stock options in the Warp 9 Inc. Stock Option Plan were granted new options under the Roaming Messenger, Inc. Plan. Most options became fully vested at grant date, while others mirrored the same vesting periods as the Warp 9 Inc. options. The Roaming Messenger options have the same aggregate exercise price as the Warp 9 Inc. options, using a 12.5 conversation rate. The number of stock options below in the summary of stock option activities has been retroactively restated to reflect the 12.5 conversation rate.

SFAS 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. Options to purchase 2,478,494 shares of Roaming Messenger, Inc. were granted during the year ended June 30, 2004. The fair value of options granted during the years ended June 30, 2004 and 2003, which have been estimated at $159,000 and $6,000, respectively, at the date of grant were determined using the Black-Scholes Option pricing model with the following assumptions:

	2004	2003
Risk free interest rate	2.79%-3.27%	2.40%
Stock volatility factor	0.01	0.01
Weighted average expected option life	4 years	4 years
Expected dividend yield	None	None

The pro forma net loss and loss per share had the Company accounted for the options using FAS 123 would have been as follows:

	2004	2003
Net loss as reported	$(1,035,945)		$(424,047)
Basic and diluted net loss per share as reported	(0.01)		(0.00)
Add: Stock-based employee compensation expense included in net reported loss	50,000		--
Deduct: Stock based employee compensation expense determined under fair value based method for all awards	(134,000)		(6,000)
Pro forma net loss	$(1,119,945)		$(430,047)
Basic and diluted pro forma loss per share	$(0.01)	$	(0.00)

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

8.	STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company’s stock option activity and related information follows:

	Year ended June 30, 2004		Year ended June 30, 2003
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
Outstanding -beginning of year	8,444,000	$0.08	7,932,812	$0.08
Granted	2,478,494	0.18	675,000	0.08
Exercised	2,500,000	0.08	--	--
Forfeited	125,000	0.08	(163,812)	0.08
Outstanding - end of year	8,297,494	$0.11	8,444,000	$0.08
Exercisable at the end of year	5,720,935	$0.09	5,824,469	$0.08
Fair value of options granted during the year		$159,000		$6,000

The weighted average remaining contractual life of options as of June 30, 2004 was as follows:

		Average
	Number of	remaining
Exercise	options	contractual
prices	outstanding	life (years)
$ 0.08	7,347,494	4.5
0.35	950,000	3.7
$ 0.11	8,297,494	4.4

Stock Warrants

During the year ended June 30, 2004, Roaming Messenger, Inc. issued warrants to purchase shares of common stock of Roaming Messenger, Inc. These warrants became exercisable on their grant date. Warrants were granted as follows:

Date	Number of shares	Maturity date	Exercise Price

July 15, 2003	100,000	December 31, 2004	$1.00
July 15, 2003	100,000	December 31, 2004	$1.75
July 15, 2003	100,000	December 31, 2004	$3.00
January 15, 2004	600,000	December 31, 2005	$0.08

During the year ended June 30, 2004, the warrants to purchase 600,000 shares of common stock at $0.08 were exercised. The value of these warrants was immaterial at their grant date.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

8.	STOCK OPTIONS AND WARRANTS (Continued)

During the year ended June 30, 2003, Warp 9 Inc. has issued warrants to purchase 128,771 shares of Warp 9 Inc. common stock for services. These warrants were valued at $20,000. During the year ended June 30, 2004, Warp 9 Inc. cancelled 76,750 warrants, resulting in 77,213 total outstanding warrants.

The following Warp 9 Inc. warrants, which are exercisable, were outstanding at June 30, 2004:

Number of shares	Exercise Price		Expiration date
25,192	$1.00	per share	December 31, 2005

52,021	$1.00	per share	June 30, 2007-October 31, 2007

These warrants became exercisable on their grant date. In previously issued financial statements, the Warp 9 Inc. warrants were mistakenly presented as if they had been converted into Roaming Messenger, Inc. warrants. The above warrants have been restated so they are presented as Warp 9, Inc. warrants.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases
The following is a schedule, by years, of future minimum rental payments required under operating leases for the facilities and equipment. The lease for one of the facilities expires in 2007, and has 3 options to renew for each an additional period of one year. The following is a schedule of minimum lease payments for the next five years.

Year Ending June 30,
2005	$173,000
2006	$190,000
2007	$144,000
2008	$95,000
2009	$95,000

Total lease expense for the years ended June 30, 2004 and 2003 was $120,832 and $121,562, respectively. The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance.

Loan Default
The note payable has a default clause that allows the lender to assess late payment charges in the amount of 10% of the delinquency. The delinquent charges assessed to approximately $15,000 were in dispute, and have not been accrued by the Company.

Legal Matters
The Company is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without a material effect on the Company’s financial position.

10.	CONCENTRATIONS

For the year ended June 30, 2004, the Company had two customers who represented approximately 30% of total revenue. For the year ended June 30, 2003, the Company had two customers who represented approximately 28% of total revenue.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004 AND 2003

10.	CONCENTRATIONS (Continued)

Accounts receivable from two customers represented approximately 55% of total accounts receivable at June 30, 2004. Accounts receivable from three customers represented approximately 51% of total accounts receivable at June 30, 2003.

The Company has a concentration of credit risk for cash by maintaining deposits with banks, which may at a time exceed insured amounts. At June 30, 2004, the Company had $1,240,000 exceeding the amount insured by the U.S. Federal Deposit Insurance Corporation (FDIC).

11.	RELATED PARTY TRANSACTIONS

During the year ended June 30, 2003, the Company issued 302,500 shares of common stock to Mr. Tom Djokorvich for a twelve-month contract to serve on the Company’s Board of Directors. $10,939 and $13,261 were recognized as expense for the years ended June 30, 2003 and 2004, respectively.

12.	SUBSEQUENT EVENTS

The Company intends to raise additional working capital by selling securities through Private Placements pursuant to Regulation D and Regulation S of the Securities Act of 1993. As of the date of this report, the Company does not have any concurrent offerings. However, the Company has entered into a Regulation S transaction with an offshore investment fund (the “Fund”) that is contingent upon the Fund being publicly traded on the London Stock Exchange. The chance of actual closing is uncertain as of the date of this report.

The Company has entered in to a new lease for 8,506 sq ft office space. The Company intends to sublease its current office space.

See independent auditors' report.

ROAMING MESSENGER, INC. AND SUBSIDIARY

TABLE OF CONTENTS

PAGE

CONSOLIDATED BALANCE SHEETS	F-18

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS	F-19

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS	F-20

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-21 -F-22

ROAMING MESSENGER, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS
	(Unaudited)
	March 31,	June 30,
	2005	2004
CURRENT ASSETS
Cash	$636,678	$1,495,102
Accounts receivable, net of allowance for doubtful accounts of $30,000 and $20,000 respectively	172,355	116,407
Prepaid expenses	24,624	9,944
TOTAL CURRENT ASSETS	833,657	1,621,453

PROPERTY & EQUIPMENT
Furniture, Fixtures & Equipment	87,811	83,225
Computer Equipment	429,729	278,715
Commerce Server	50,000	50,048
Computer Software	4,998	3,535
Tenant Improvements	42,194	42,194
	614,732	457,717
Less: Accumulated depreciation & amortization	(325,193)	(261,370)

NET PROPERTY & EQUIPMENT	289,539	196,347

OTHER ASSETS
Lease deposit	10,237	7,029
Other assets	4,260	2,503
TOTAL OTHER ASSETS	14,497	9,532
TOTAL ASSETS	$1,137,693	$1,827,332

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$91,855	$24,892
Accrued liabilities	81,573	42,093
Officer salaries payable	237,981	243,730
Staff salaries payable	49,813	46,499
Note payable	30,000	39,500
Current portion - obligations under capitalized leases	50,661	33,631
TOTAL CURRENT LIABILITIES	541,883	430,345

LONG TERM LIABILITIES
Obligations under capitalized leases	100,987	45,059
Deposit - shareholder	19,875	--
TOTAL LONG TERM LIABILITIES	120,862	45,059
TOTAL LIABILITIES	662,745	475,404

SHAREHOLDERS' EQUITY
Capital Stock	178,736	172,400
Additional Paid-in Capital	4,705,026	3,871,738
Accumulated deficit	(4,408,814)	(2,692,210)
TOTAL SHAREHOLDERS' EQUITY	474,948	1,351,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,137,693	$1,827,332

Prepared without a audit.
See notes to condensed consolidated financial statements.

ROAMING MESSENGER, INC., AND SUBISIDIARY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three	Nine	Three	Nine
	months ended	months ended	months ended	months ended
	March 31, 2005	March 31, 2005	March 31, 2004	March 31, 2004

REVENUE	$295,925	$912,857	$234,701	$688,827
COST OF REVENUE	(92,593)	(331,181)	(25,088)	(85,039)
GROSS PROFIT	203,332	581,676	209,613	603,788

OPERATING EXPENSES
Selling, general and administrative expenses	806,280	1,936,967	443,351	953,219
Research and development	98,399	287,151	109,492	194,892
Depreciation and amortization	22,889	63,361	15,153	41,946
TOTAL OPERATING EXPENSES	927,568	2,287,479	567,996	1,190,057
OPERATING LOSS	(724,236)	(1,705,803)	(358,383)	(586,269)

OTHER INCOME (EXPENSES)
Interest income	1,257	7,867	2,194	4,026
Interest expense	(7,473)	(18,580)	(3,433)	(12,589)
TOTAL OTHER INCOME (EXPENSES)	(6,216)	(10,713)	(1,239)	(8,563)
NET LOSS	$(730,452)	$(1,716,516)	$(359,622)	$(594,832)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.01)	$(0.00)	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES	173,305,432	172,756,708	167,747,115	157,989,963

Prepared without a audit.
See notes to condensed consolidated financial statements.

ROAMING MESSENGER, INC., AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine	Nine
	months ended	months ended
	March 31, 2005	March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,716,516)	$(594,832)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,823	41,946
Warrants issued for services	102,026
Common stock issued for services	259,173	40,000
Decrease (increase) in account receivable	(55,948)	(25,261)
Decrease (increase) in prepaid and other assets	(14,680)	(40,065)
(Decrease) increase in accounts payable	66,962	(6,245)
(Decrease) increase in officer salaries payable	(5,749)	(63,635)
(Decrease) increase in staff salaries payable	3,314
(Decrease) increase in other liabilities	34,515	(7,433)
NET CASH USED IN OPERATING ACTIVITIES	(1,263,080)	(655,525)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(49,548)	(25,507)

NET CASH USED IN INVESTING ACTIVITIES	(49,548)	(25,507)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	478,338	2,312,047
Deposit for shares of common stock	19,875	-
Payment on note payable	(9,500)	(4,500)
Payments on capitalized lease obligations	(34,509)	(20,909)
NET CASH PROVIDED BY FINANCING ACTIVITIES	454,204	2,286,638

NET INCREASE (DECREASE) IN CASH	(858,424)	1,605,606

CASH AT BEGINNING OF PERIOD	1,495,102	57,408
CASH AT END OF PERIOD	$636,678	$1,663,014
Supplementary disclosures:
Interest paid	$18,580	$12,589
Capitalized leases contracted:	$107,467	$12,125

Prepared without a audit.
See notes to condensed consolidated financial statements.

ROAMING MESSENGER, INC., AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

1.	BASIS OF PRESENTATION AND GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2005. For further information refer to the financial statements and footnotes thereto included in the Company's Form 10K-SB for the year ended June 30, 2004.

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.

2.	STOCK OPTIONS AND WARRANTS

Stock-Based Compensation

The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB 25), and has adopted the “disclosure only” alternative described in Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, amended by SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure.

SFAS No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. Options to purchase 1,200,000 and 2,465,994 shares of Roaming Messenger, Inc. were granted during the nine months ended March 31, 2005 and 2004, respectively. The fair value of options granted, which have been estimated at $65,030 and $60,982, respectively, at the date of grant were determined using the Black-Scholes Option pricing model with the following assumptions:

	2005	2004
Risk free interest rate	3.36-4.17%	3.18-3.83%
Stock volatility factor	0.32-0.70	0.01
Weighted average expected option life	4 years	4 years
Expected dividend yield	None	None

Prepared without audit.

ROAMING MESSENGER, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

2.	STOCK OPTIONS AND WARRANTS (Continued)

The pro forma net loss and loss per share had the Company accounted for the options using FAS 123 would have been as follows:

	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2005	2005	2004	2004

Net loss as reported	$(730,452)	(1,716,516)	$(359,622)	$(594,832)
Basic and diluted net loss per share as reported	(0.00)	(0.01)	(0.00)	(0.00)
Add: Stock based employee compensation expense included in net reported loss, net of related taxes	--		--
Deduct: Stock based employee compensation expense determined under fair value based method for all awards, net of related taxes	(4,456)	(13,368)	(14,402)	$(22,832)
Pro forma net loss	$(734,908)	$(1,729,884)	$(374,024)	$(617,664)
Basic and diluted pro forma loss per share	$(0.00)	$(0.01)	$(0.00)	$(0.00)

During the nine month period ended March 31, 2005 (ii) 1,200,000 options were granted at an exercise price of $0.17 per share, (ii) 6,787,500 previously granted options were cancelled and/or forfeited. As of March 31, 2005, total outstanding unexercised options are 1,934,994.

Warrants

On March 31, 2005, the Company granted warrants to purchase 201,000 shares of common stocks at $0.10 per share for consulting services. These warrants expire on March 31, 2007, and were valued at $20,964 using the Black-Scholes model.

Prepared without audit.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Roaming Messenger, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$768
Accounting Fees and Expenses	$5,000*
Legal Fees and Expenses	$40,000*
Total	$15,768

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 8, 2003, Warp 9, Inc. consummated a transaction, pursuant to which shareholders of Warp 9 Inc. exchanged their shares for shares in Roaming Messenger, Inc., with Warp 9, Inc. surviving as a wholly-owned subsidiary of Roaming Messenger, Inc. This transaction was recorded as a recapitalization followed by the issuance of shares by Warp 9, Inc. to the shareholders of Roaming Messenger, Inc. Prior to the recapitalization transaction, Roaming Messenger, Inc. was not an operating company, and its assets consisted principally of cash of approximately $100,000, offset by the same amount of liabilities. Under the terms of the transaction, Roaming Messenger, Inc. issued 131,026,173 shares of Roaming Messenger, Inc. common stock to the former shareholders of Warp 9, Inc. in exchange for all the outstanding shares of Warp 9, Inc. (12.5 shares of Roaming Messenger, Inc. for every share of Warp 9, Inc.). The transaction was consummated in two phases with the first issuance of 122,620,910 shares on April 8, 2003, and 8,405,263 shares on June 30, 2003.

After the recapitalization, options granted under the Warp 9 Inc. Employee Stock option plan were cancelled and new options were issued under a new Roaming Messenger Inc. Employee Stock Option Plan (effective July 10, 2003) to employees in amounts consistent with their Warp 9 options. The Roaming Messenger options have the same aggregate exercise price as the Warp 9 options. Most stock options became fully vested on grant date, while others mirrored the same vesting periods as the Warp 9 Inc. options. The Roaming Messenger Inc. stock options are presented at June 30, 2003 even though the effective date was July 10, 2003.

From April 2003 through October 2003, Roaming Messenger, Inc. issued and sold 2,704,263 shares of common stock at a price of $0.08 per share for aggregate gross proceeds of $216,341. The shares were issued to 6 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

From May 2003 through August 2003, Roaming Messenger, Inc. issued and sold 1,202,500 shares of common stock, at a price of $0.08 per share to 3 consultants for services valued at $96,200. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

From October 2003 through January 2004, Roaming Messenger, Inc. issued and sold 2,017,500 shares of common stock at a price of $0.08 per share for aggregate gross proceeds of $161,400. The shares were issued to 7 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In December 2003, Roaming Messenger, Inc. issued 150,000 shares of common stock to 4 employees as bonuses. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

From August 2003 through April 2004, Roaming Messenger, Inc. issued and sold 13,181,027 shares of common stock for aggregate consideration of $1,096,415 to foreign investors pursuant to Regulation S.

In February 2004, Roaming Messenger, Inc. issued and sold 1,500,000 shares of common stock at a price of $0.16 per share for aggregate gross proceeds of $240,400. The shares were issued to 7 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

From December 2003 through June 2004, Roaming Messenger, Inc. issued and sold 497,750 shares of common stock for aggregate consideration of $89,048 to foreign investors pursuant to Regulation S.

In October 2003 through January 2004, Roaming Messenger, Inc. issued 530,000 shares of common stock at a price of $0.08 per share to 3 consultants for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In February 2004, Roaming Messenger, Inc. issued 1,875,000 shares of common stock upon the exercise of employee options. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In March 2004, Roaming Messenger, Inc. issued 600,000 shares of common stock upon the exercise of a warrant. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In April 2004, Roaming Messenger, Inc. issued 525,000 shares of common stock upon the exercise of an employee option. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In March 2004, Roaming Messenger, Inc. issued and sold 1,500,061 shares of common stock at a price of $0.35 per share for aggregate gross proceeds of $525,000. The shares were issued to 3 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In April 2004, Roaming Messenger, Inc. issued and sold 420,000 shares of common stock at price of $0.50 per share for aggregate gross proceeds of $210,000. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In August 2004, Roaming Messenger, Inc. issued 125,000 shares of common stock upon the exercise of an employee option. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In November 2004, Roaming Messenger, Inc. issued and sold 10,000 shares of common stock at a price of $0.50 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In December 2004, Roaming Messenger, Inc. issued 150,000 shares of common stock upon the exercise of an employee option.
In January 2005, Roaming Messenger, Inc. issued and sold 155,000 shares of common stock at a price of $0.30 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In February 2005, Roaming Messenger, Inc. issued and sold 272,589 shares of common stock at a price of $0.26 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In March 2005, Roaming Messenger, Inc. issued and sold 624,000 shares of common stock at a price of $0.20 per share to two consultants for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On March 28, 2005, Roaming Messenger, Inc. issued and sold 5,000,000 shares of common stock at a price of $0.10 per share for aggregate gross proceeds of $500,000. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In April 2005, Roaming Messenger, Inc. issued and sold 1,600,000 shares of common stock at a price of $0.10 per share for aggregate gross proceeds of $160,000. The shares were issued to 9 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

Exhibit	Description

3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Specimen Certificate for Common Stock (1)
4.2	Non-Qualified Employee Stock Option Plan (2)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP(3)
10.1	First Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (4)
10.2	Second Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (5)
10.3	Exchange Agreement and Representations for shareholders of Warp 9, Inc.(4)
10.4	Securities Purchase Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
10.5	Periodic Equity Investment Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(5)
10.6	Registration Rights Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
21	List of Subsidiaries(3)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)(3)
23.2	Consent of Rose, Snyder & Jacobs*
24.1	Power of Attorney (included on signature page II-5)

(1)	Incorporated by reference from the exhibits included with the Company's prior Report on Form 10-KSB filed with the Securities and Exchange Commission, dated March 31, 2003.
(2)	Incorporated by reference from the exhibits included in the Company's Information Statement filed with the Securities and Exchange Commission, dated August 1, 2003.
(3)	Previously Filed.
(4)	Incorporated by reference from the exhibits included with the Company's prior Report on Form SC 14F1 filed with the Securities and Exchange Commission, dated April 8, 2003.
(5)	Incorporated by reference from the exhibits included with the Company's prior Report on Form 8K filed with the Securities and Exchange Commission, dated May 30, 2003.
(6)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated March 30, 2005.

*	Filed herewith

ITEM 28. UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes to:

(1)    file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by of the Securities Act;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, California, on this 21st day of June, 2005.

ROAMING MESSENGER, INC.

By:   /s/ Jonathan Lei

Jonathan Lei
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Lei his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Lei	Chief Executive Officer, President, Chief	June 21, 2005
Jonathan Lei	Financial Officer, Secretary, and Chairman

/s/ Louie Ucciferri	Director	June 21, 2005
Louie Ucciferri

/s/ Tom Djokovich	Director	June 21, 2005
Tom Djokovich

INDEX TO EXHIBITS

Exhibit	Description

3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Specimen Certificate for Common Stock (1)
4.2	Non-Qualified Employee Stock Option Plan (2)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP(3)
10.1	First Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (4)
10.2	Second Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (5)
10.3	Exchange Agreement and Representations for shareholders of Warp 9, Inc.(4)
10.4	Securities Purchase Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
10.5	Periodic Equity Investment Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
10.6	Registration Rights Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
21	List of Subsidiaries(3)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2	Consent of Rose, Snyder & Jacobs*
24.1	Power of Attorney (included on signature page II-5)

(1)	Incorporated by reference from the exhibits included with the Company's prior Report on Form 10-KSB filed with the Securities and Exchange Commission, dated March 31, 2002.
(2)	Incorporated by reference from the exhibits included in the Company's Information Statement filed with the Securities and Exchange Commission, dated August 1, 2003.
(3)	Previously Filed.
(4)	Incorporated by reference from the exhibits included with the Company's prior Report on Form SC 14F1 filed with the Securities and Exchange Commission, dated April 8, 2003.
(5)	Incorporated by reference from the exhibits included with the Company's prior Report on Form 8K filed with the Securities and Exchange Commission, dated May 30, 2003.
(6)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated March 30, 2005.
*	Filed herewith